                                     CONOCO
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)


                                                                   Three Months
                                                                  Ended March 31               Year Ended December 31
                                                                  --------------- -----------------------------------------------
                                                                        1999        1998      1997      1996      1995      1994
                                                                      -------     -------   -------   -------   -------   -------
Net Income                                                            $    83     $   450   $ 1,097   $   863   $   575   $   422

Provision for Income Taxes                                                 51         244     1,010     1,038       774       551

Equity in Earnings of Investees                                             4         (22)      (40)       25       (22)      (25)
                                                                      -------     -------   -------   -------   -------   -------

Pre-tax income before Adjustment for Minority Interest
 in Consolidated Subsidiaries or Income or Loss from
 Equity Investees                                                         138         672     2,067     1,926     1,327       948

Fixed Charges (see below)                                                  86         337       174       188       210       160

Amortization of Capitalized Interest                                       12          40        46        53        53        49

Distributed Income in Equity Investees                                      7         105        58        85        42        75

Capitalized Interest                                                       (2)        (72)      (94)      (75)      (95)      (59)
                                                                      -------     -------   -------   -------   -------   -------

Total Adjusted Earnings Available for Payment of
 Fixed Charges (a)(b)                                                 $   241     $ 1,082   $ 2,251   $ 2,177   $ 1,537   $ 1,173
                                                                      =======     =======   =======   =======   =======   =======

Ratio of Earnings to Fixed Charges                                        2.8         3.2      12.9      11.6       7.3       7.3

Fixed Charges:
Interest and Debt Expense - Borrowings                                $    71     $   199   $    36   $    74   $    74   $    63

Capitalized Interest                                                        2          72        94        75        95        59

Rental Expense Representative of Interest Factor                           13          66        44        39        41        38
                                                                      -------     -------   -------   -------   -------   -------

Total Fixed Charges                                                   $    86     $   337   $   174   $   188   $   210   $   160
                                                                      =======     =======   =======   =======   =======   =======

Ratio of Earnings to Fixed Charges Excluding Special Items:
Earnings From Above                                                   $   241     $ 1,082   $ 2,251   $ 2,177   $ 1,537   $ 1,173

Special Items (pre-tax)(c)                                                  0         454       (91)      (22)       71       113
                                                                      -------     -------   -------   -------   -------   -------

Earnings Adjusted For Special Items                                   $   241     $ 1,536   $ 2,160   $ 2,155   $ 1,608   $ 1,286
                                                                      =======     =======   =======   =======   =======   =======

Fixed Charges From Above                                              $    86     $   337   $   174   $   188   $   210   $   160
                                                                      =======     =======   =======   =======   =======   =======

Ratio of Earnings Adjusted For Special Items to Fixed Charges             2.8         4.6      12.4      11.5       7.7       8.0

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a)   No pre-tax losses of equity Investees for which charges arising from guarantees are included in fixed charges.

b)   No fixed charges in subsidiaries with minority interests.

c) Special items include material non-recurring items and generally consist of asset sales, property impairments, tax rate changes, employee separation costs, inventory write-downs, environmental insurance litigation recoveries, environmental litigation charges and in 1998, stock option provision. See 1998 Form 10-K as amended for prior years.